WRITTEN CONSENT CARD

The following Proposal is made by, and these written consents are solicited by DSI REALTY INCOME FUND VIII, a California limited partnership (the "Fund") for the purpose of obtaining the consent of limited partners of record (the “Limited Partners”) holding a majority of the units of limited partnership interests in the Fund (“Units”) in accordance with the provisions of the Fund’s Limited Partnership Agreement.

The undersigned, a Limited Partner of the Fund, does hereby vote or abstain with respect to the Proposal as follows:

PROPOSAL TO ACCEPT OR REJECT THE AGREEMENT AND APPPROVE DISSOLUTION OF THE FUND

The vote of the Limited Partners holding a majority of the Units in the Fund is sought for the approval of ALL of the following items of this proposal:

(1) Approval of the Purchase and Sale Agreement, dated as of July 7, 2014, as amended (the “Agreement”), by and among the Fund and Strategic Storage Opportunities, LLC; and the approval of the transactions contemplated by the Agreement, including the sale of up to all of the Properties of the Fund, on the terms and subject to the conditions contained in the Agreement;

(2) If all of the Properties are sold, approval of a distribution to Limited Partners of an amount currently estimated to be approximately $615 per Unit following the sale of all of the Properties from the $18,547,000 aggregate gross purchase price for the Properties after payment for tenant-in-common interests and payment of Fund’s expenses and fees, any adjustments as set forth in the Agreement, the amount that is distributable to the General Partners of the Fund for their interest in the Fund, and General Partners fees payable under the Limited Partnership Agreement of the Fund;

(3) If less than all of the Properties are sold, or higher than currently anticipated outside fees and expenses are incurred in connection with the Agreement, approval of a proportionate reduction of the per Unit distributable amount equal to the allocable amount of the purchase price of any unsold Properties and the amount of such excess fees and expenses; and

(4) If all of the Properties are sold, approval to dissolve the Fund.

The items of this Proposal are NOT being voted on separately; therefore, your vote to approve or disapprove this proposal will be your vote as to ALL of these items.

❑FOR	❑AGAINST	❑ ABSTAIN

Please sign exactly as your name appears in the registration below. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each holder should sign.

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